Exhibit 99.1

Press Release

FreightCar America, Inc. Announces CFO Transition

Company promotes Michael Riordan to Chief Financial Officer

CHICAGO, March 21, 2022 -- FreightCar America, Inc. (Nasdaq: RAIL) (“FreightCar America” or the “Company”) announced the promotion of Michael A. (Mike) Riordan to Chief Financial Officer (CFO) effective today. Mr. Riordan has served as the Company’s Corporate Controller and Chief Accounting Officer since November 2020 and replaces Terence R. (Terry) Rogers, who joined FreightCar America in early 2021 and will leave the Company after a transition period.

"On behalf of the entire FreightCar America team, I want to thank Terry for his many contributions to our successes during the past year," said Jim Meyer, President and Chief Executive Officer of FreightCar America. “Terry joined us on short notice last year at a critical time for the Company. He has been an integral part of the team and we wish him all the very best.”

Meyer added, “We are thrilled to have Mike become part of FreightCar America’s executive leadership team. Mike has been instrumental in everything that we have accomplished over the past couple of years and has provided leadership through both his financial expertise and comprehensive knowledge of our operations. He is an operating partner in every sense.”

Mr. Riordan concluded, “I am excited to have the opportunity to lead the Company as its CFO as we pivot to our next phase which includes sustainable growth. I also want to thank Terry for his support and mentorship during the past year as I prepared for this role.”

Mr. Riordan joined FreightCar America in November 2020 and has over 15 years of experience in finance, accounting, and operations. Prior to joining FreightCar America, Mr. Riordan was Controller at InnerWorkings from 2017 to 2020. Prior to joining InnerWorkings, Mr. Riordan served in several financial management positions at Wheatland Tube, LLC which is a subsidiary of Zekelman Industries from 2013 to 2017. Mr. Riordan also held various positions at PricewaterhouseCoopers. He holds a Bachelor’s Degree in Accounting & Finance from Miami University and is a Certified Public Accountant.

About FreightCar America

FreightCar America, Inc. is a diversified manufacturer of railroad freight cars, that also supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including open top hopper cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars, and coal cars, and also specializes in the conversion of railcars for repurposed use. FreightCar America is headquartered in Chicago, Illinois and has facilities in the following locations: Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of

China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the potential financial and operational impacts of the COVID-19 pandemic; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

INVESTOR/MEDIA CONTACT Lisa Fortuna or Stephen Poe

E-MAIL RAIL@alpha-ir.com

TELEPHONE 312-445-2870